Exhibit 10(k)

           DESCRIPTION OF DIRECTORS' RESTRICTED STOCK PLAN

    Pursuant to the Wellman, Inc. Directors' Restricted Stock Plan, each non-employee director of Wellman, Inc. is eligible to receive a total 2,000 shares of Wellman, Inc. Common Stock which vest over a period of three years commencing on the date he was first elected to the Board of Directors, provided he has continuously served as a director for the preceding twelve months.